Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Convertible Term Loan Facility Agreement

dated as of December 16, 2019

by and between

Long State Investment Limited (hereinafter the Lender) Room 508, 5th Floor Wing on House, 71 Des Voeux Road Cen-tral, Central, Hong Kong
and

WISeKey International Holding Ltd (hereinafter the Company) General-Guisan-Strasse 6, 6300 Zug, Switzerland

(the Lender and the Company each a Party and collectively the Parties)

regarding a CHF 30,000,000 Convertible Term Loan Facility

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Table of Contents

1.	Definitions and Interpretations			4
2.	The Facility			4
3.	Purpose			4
4.	Drawdown			4
5.	Documents to be Delivered on or Promptly Following the Effective Date			4
6.	Conditions of Utilization			4
7.	Conversion			5
8.	Repayment			7
	8.1	Repayment and Prepayment of Loan		7
	8.2	Re-borrowing		7
	8.3	Voluntary Repayment of Loan		7
9.	Interest and Fees			7
	9.2	Default Interest		8
	9.3	Computation		8
	9.4	Minimum interest Rate		8
10.	Representations			8
	10.1	Representations of the Company		8
		10.1.1	Organization	8
		10.1.2	Conversion Shares, Security Shares and Fee Shares	9
		10.1.3	Financial Statements	9
		10.1.4	Absence of Conflicting Obligations	9
		10.1.5	Non-Bank Rules	9
		10.1.6	Absence of Material Litigation	9
		10.1.7	Compliance with Applicable Laws	9
		10.1.8	Full Disclosure	9
	10.2	Representations of the Lender		10
11.	Covenants			10
12.	Fee			11
13.	Security Shares			12
14.	Defaults			12
15.	Remedies on Occurrence of an Event of Default			13
	15.1	Right and Remedies		13
	15.2	No Waiver		13
	15.3	No Set-off		13
16.	Tax Gross-Up and Indemnities			14
	16.1	Tax Gross-Up		14
	16.2	Tax Indemnity		14
17.	Trading Limitations Disclosure of Trading Activities			14
18.	General Term			15
	18.1	Expenses; Confidentiality		15
	18.2	Assignments and Transfers		15

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18.3	Exposure Transfers	15
18.4	Exculpation and Indemnity	15
18.5	Remedies and Waivers	16
18.6	Amendments and Waivers	16
18.7	Counterparts; Electronic Transmission	16
18.8	Notices	16
18.9	Severability	17
18.10	Payment Mechanics	17
18.11	Confidentiality	17
18.12	Governing Law and Jurisdiction	18

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WHEREAS

(A)	The Lender intends to provide the Company a convertible term loan facility pursuant to which the Company may, subject to the terms and conditions of this Agreement, make drawdowns in separate tranches in an amount of up to CHF 30,000,000 in the aggregate.

(B)	The Lender shall have the right and the obligation to convert any drawdown tranche into Shares, subject to the terms and conditions of this Agreement;

(C)	This Agreement documents the terms and conditions upon which the Lender is willing to extend to the Company, and the Company is willing to accept from the Lender, the convertible term loan facility.

Now, therefore, the Parties agree as follows:

1.	Definitions and Interpretations

Capitalised terms used in this Agreement shall have the meaning assigned to them in Schedule 1 For purposes of this Agreement, the interpretational rules as set forth in Schedule 1 shall apply.

2.	The Facility

Subject to the terms and conditions of this Agreement, the Lender will make available to the Company term loans (each a Loan and collectively the Loans) of up to a maximum amount of CHF 30,000,000 (the Maximum Commitment) over the course of a period of 24 (twenty-four) months starting from the Effective Date (the Commitment Period).

3.	Purpose

The purpose of the Facility is to fund and support the Company's and its Affiliates' business matters, in particular with respect to the Company's and its Affiliates' expansion in Asia.

4.	Drawdown

(a)	The Company may, on any Trading Day during the Commitment Period, except during a Drawdown Restriction Period, require the Lender to lend to the Company an amount up to the Drawdown Amount (each such amount, a Drawdown) under this Facility by delivering a Drawdown Notice to the Lender (the Trading Day on which the Drawdown Notice is delivered, subject to Section 2.8(b), the Drawdown Notice Date). Any Drawdown Notice shall be irrevocable, absent consent of the Lender that the Drawdown Notice may be revoked.

(b)	Subject to Section 6, the Lender must transfer the Drawdown Amount, less the Drawdown Reduction, if any, and the Commission, to the Company in clear funds in Swiss francs on the second Trading Day immediately following the end of the Initial Conversion Period (or the Subsequent Conversion Period, as applicable) (such date, the Drawdown Date).

5.	Documents to be Delivered on or Promptly Following the Effective Date

On or promptly following the Effective Date (but in no event later than 7 (seven) Trading Days after the Effective Date), the Company shall deliver to the Lender all of the documents and other evidence listed in Schedule 5 in form and substance satisfactory to the Lender

6.	Conditions of Utilization

Notwithstanding any other terms of this Agreement, provided that the Company has prior to the first Drawdown under this Agreement performed its delivery obligations pursuant to Section 5 (such requirement to qualify as a condition to the first Drawdown), each Drawdown shall be subject to the satisfaction of the following conditions as of the relevant Drawdown Notice Date and Drawdown Date:

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(a)	The Drawdown Notice has been submitted outside a Drawdown Restriction Period and in any case in compliance with this Agreement;

(b)	The Company's representations in this Agreement are in all material respects true as of the Drawdown Date (save any qualification agreed in writing by the Lender), unless the applicable representation is made as of a specific date, in which case the representation shall have been true and correct in all material respects as of such specific date;

(c)	(i)(x) The Treasury Shares (if any) to be delivered or (y) the Conditional Shares (if any) to be issued as Conversion Shares are admitted to listing and trading on the SIX, or (ii) with respect to Authorized Shares or Conditional Shares (with respect to which no self-executing listing prospectus exemption applies based on applicable Laws) to be issued as Conversion Shares, a listing application has been filed with the competent listing authority, which can reasonably be expected to be approved (to the extent necessary) on or before the date of the delivery of a Conversion Notice by the Lender under the terms of this Agreement;

(d)	No obstacle can be reasonably expected that the Class B Shares issuable or deliverable upon the delivery of a Conversion Notice by the Lender will be listed and become tradable without any restrictions on the Principal Market;

(e)	The Company has not received any notice by the Principal Market threatening the continued trading of the Class B Shares on the Principal Market;

(f)	The Company has not requested that the Principal Market on which the Shares to be delivered or issued are listed and traded discontinue listing and/or trading of the Shares on the Principal Market,

(g)	No Default or Event of Default under this Agreement has occurred and continues uncured under the terms of this Agreement;

(h)	The consummation of the transactions contemplated by this Agreement and the funding of the Loan (i) are not prohibited by, and do not violate, any Laws applicable to the Company, (ii) are not enjoined (temporarily or permanently) under, or prohibited by or contrary to, any injunction, order, decree, ruling or other Governmental Order, and (iii) there is no action, suit, proceeding or investigation pending against the Company that could reasonably likely have the effect that this Agreement or the consummation of the transactions contemplated under this Agreement is considered invalid, illegal and/or unenforceable;

(i)	There has not been a Material Adverse Effect; and

(j)	The Company has satisfied its Top-up Obligation (if any).

7.	Conversion

(a)	The Lender may, by delivering to the Company a Conversion Notice, request Conversion of a portion or all of the relevant Drawdown Amount, less the Drawdown Reduction, if any, into fully paid registered Shares at any time on or before the expiry of the Initial Conversion Period (or the Subsequent Conversion Period, as applicable) (any Shares issuable or deliverable upon Conversion pursuant to any provisions of this Section 7(a) and Section 7(b), the Conversion Shares).

(b)	To the extent that the Lender has not requested Conversion of a portion or all of the Draw-down Amounts during the respective Initial Conversion Period, the Lender shall be deemed to have requested Conversion of any Loan that continues to be outstanding, including any interest accrued thereon and not yet repaid, on the commencement of the Subsequent Conversion Period.

(c)	In case of an actual or deemed Conversion Notice by the Lender, the Lender shall, no later than on the close of the second Trading Day immediately after the Initial Conversion Period or, as the case may be, the Subsequent Conversion Period, deliver to the Company via facsimile or email notice a calculation sheet evidencing the calculation of the Conversion Price and the number of Conversion Shares issuable or deliverable to the Lender, such notice accompanied by screenshots of the relevant Bloomberg screens for the Principal Market. The Company shall review such calculation promptly upon receipt and shall notify the Lender no later than on the close of the third Trading Day immediately after the end of the Initial Conversion Period or, as the case may be, the Subsequent Conversion Period, by 5:00 p.m. (Geneva time), of any objections (which shall include a brief explanation of the objection(s)) (the Objections) it may have. Both Parties agree to settle any Objections in good faith and promptly.

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(d)	In case of an actual or deemed Conversion Notice by the Lender, the Company shall (or cause its agent or bank to) deliver on the close of the third Trading Day immediately after the end of the Initial Conversion Period or, as the case may be, the Subsequent Conversion Period, by 5:00 p.m. (Geneva time) or, in case of Objections, promptly upon settlement by the Parties of the Objections (each a Conversion Closing Date), the Conversion Shares to the Lender in the form of Class B Shares (whereby the relevant number of Class B Shares shall be determined on the basis of the Conversion Price) by crediting the depository account of the Lender (as designated by the Lender no later than on the date of the expiry of the Initial Conversion Period or the Subsequent Conversion Period, as applicable) and register the Lender or its designee (provided the Company has given its prior written consent in accordance with Section 2.2first sentence), subject to applicable general limitations in the Company's articles of association as in effect from time to time, in the Company's share register for the relevant number of Conversion Shares.

(e)	The Company hereby confirms and undertakes that any Conversion Shares issued to the Lender under this Agreement will, no later than 2 (two) Trading Days after the date on which the Conversion Shares have been delivered, be listed on the Principal Market and become tradable without any restrictions on the Principal Market.

(f)	The Company further covenants that upon delivery of the Conversion Shares.

(i)	shall be credited as fully paid;

(ii)	rank equally in all respects with all other issued Class B Shares;

(iii)	not be subject to any security interest created by the Company; and

(iv)	be entitled to dividends declared subsequent to the date of issue unless any Share price used for purposes of calculating the Conversion Price with respect to the relevant Initial Conversion Period or Subsequent Conversion Period is quoted ex dividend.

(g)	The Company's covenants with respect to the Conversion Shares shall apply mutatis mutandis to the Fee Shares, it being understood that the Fee Shares shall be subject to the limitations pursuant to Section 11(b)

(h)	Any obligation, representation, covenant or other statement by the Company under this Section 7 relating to the Conversion Shares shall apply mutatis mutandis if the Lender uses Security Shares as a substitute to the delivery of the Conversion Shares as per the terms of Section 12 (in which case the relevant Security Shares become Substituted Conversion Shares).

(i)	For the avoidance of doubt, the Parties agree that a Conversion into ADSs will not be available to the Lender, except upon specific request by the Lender and subject to the availability of ADSs under the terms of the deposit agreement for the issuance of ADSs and the written consent of the Company. Without limitation to the Company's right to withhold consent at its discretion, any Conversion into ADSs is only permissible if the Company concludes in its discretion that the Conversion Shares (in the form of ADSs), at the time of Conversion, are not "Restricted Securities" (as such is defined under the U.S. Securities Act of 1933, as amended (the Securities Act).

(j)	The Lender acknowledges and understands that any Conversion Shares, any Fee Shares and any Security Shares acquired by it under the terms of this Agreement (for purposes of this Section 7(j) the Relevant Shares) may be issued as "Restricted Securities" as defined in Rule 144(a)(3) under the Securities Act, and agrees that so long as any Relevant Shares are "Restricted Securities" as defined in Rule 144(a)(3) under the Securities Act, it will segregate any Relevant Shares from any other shares that it holds that are not "Restricted Securities", will not deposit any Relevant Shares in an unrestricted depositary receipt facility (including the Company's ADSs facility in the United States) and will only transfer any Relevant Shares as further set forth below in this Section 7(j). The Lender acknowledges and understands that any Relevant Shares are being offered and sold to it pursuant to an exemption from registration under the Securities Act, or a transaction not subject to. the registration requirements of the Securities Act in a transaction not involving a public offering of securities in the United States and that any Relevant Shares have not been and will not be registered under the Securities Act or with any state or other jurisdiction of the United States. The Lender agrees and covenants that so long as any Relevant Shares are "Restricted Securities" as defined in Rule 144(a)(3) under the Securities Act, they may not be reoffered, resold, pledged or otherwise transferred except (i) outside the United States in an offshore transaction in accordance with Rule 903 or 904 of Regulation S under the Securities Act or (b) pursuant to Rule 144 under the Securities Act (if available) or pursuant to another available exemption, if any, from registration under the Securities Act, and that, in each case, such offer, sale, pledge or transfer must be made in accordance with all applicable securities Laws of each state of the United States and the securities Laws of any other relevant jurisdiction, as then in effect. The Investor agrees to notify any transferee to whom it subsequently reoffers, resells, pledges or otherwise transfers the Relevant Shares of the restrictions set forth herein. In addition, prior to any such subsequent reoffer, resell, pledge or otherwise transfer the Relevant Shares, the Investor will obtain from such transferee a written undertaking to comply with the transfer restrictions set forth herein.

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8.	Repayment

8.1	Repayment and Prepayment of Loan

Notwithstanding anything to the contrary in this Agreement, any principal of any Loan outstanding hereunder not Converted in accordance with any of the provisions of Section 7(a) shall become due and payable and the Company shall repay the Lender any such outstanding principal, together with accrued and unpaid interest thereon as required to be paid pursuant to the terms of this Agreement, including, without limitations, all other amounts due by it under this Agreement, upon the occurrence of an Event of Default in accordance with and as set out in Section 13.

8.2	Re-borrowing

The Company may not re-borrow the Facility or any Loan or any part thereof available under such Facility which is repaid or prepaid.

8.3	Voluntary Repayment of Loan

(a)	The Company shall be entitled to elect, at its full discretion, repayment in cash of the whole or any part of the Loan, together with any interest accrued thereon (the Voluntary Cash Repayment.

(b)	The Company may make an election of a Voluntary Cash Repayment pursuant to Section 8.3(a) with respect to any Loan outstanding, including any interest thereon not yet paid, at any time during the Commitment Period until the Prepayment End Date, except on a Drawdown Notice Date and the related Initial Conversion Period, provided that any such election is made prior to the Lender submitting to the Company a Conversion Notice or prior to the date on which the Conversion Notice is deemed to have been given by the Lender pursuant to Section 7(b).

(c)	Any Voluntary Cash Repayment notice given by the Company under this Section 8.3 shall be irrevocable and shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

(d)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and may be made without premium or penalty.

9.	Interest and Fees

9.1	Interest Rate

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(a)	The aggregate outstanding principal will bear interest at a rate of [***] per annum, compounded daily (the Interest Rate).

(b)	All interest shall be due and payable in cash on 31 December and 30 June of the relevant year during the Commitment Period (each an Interest Payment Date) (or, if any such Interest Payment Date is not a Trading Day, on the next Trading Day). At the request of the Lender, such request to be submitted to the Lender 10 (ten) Trading Days prior to the relevant Interest Payment Date, may be "paid in kind" by capitalizing such interest (the PIK Interest) and adding it to (and thereby increasing) the aggregate principal balance of the Loan(s) outstanding.

9.2	Default Interest

The aggregate outstanding amount of the Loans will bear interest from and after the occurrence and during the continuation of an Event of Default, without constituting a waiver of any Event of Default, at the rate of 2.5% per annum above the otherwise applicable rate.

9.3	Computation

All interest chargeable under the Agreement will be computed on the basis of a 360-day year for the actual number of days elapsed.

9.4	Minimum interest Rate

If a Tax Deduction is required by law in respect of any interest payable by the Company and should it be unlawful for the Company to comply with Section 16.1(a) for any reason, where this would otherwise be required by the terms of Section 16.1(a), then (i) the applicable interest rate in relation to that payment shall be the rate which would have applied to that payment as provided for by Section 9 divided by one minus the rate at which the relevant Tax Deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant Tax Deduction is required to be made is for this purpose expressed as a fraction of one); and (ii) the Company shall (A) pay the relevant interest at the adjusted rate in accordance with paragraph (i) above and (B) make the Tax Deduction on the interest so recalculated, and all references to an interest rate under this Agreement shall be construed accordingly. To the extent that an interest payable by the Company becomes subject to Swiss Withholding Tax, the Parties shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for the Company to obtain authorization to make interest payments without being subject to Swiss Withholding Tax and/or for Lender to get a partial or full refund of Swiss Withholding Tax.

10.	Representations

The Company and the Lender each make the representations as set out in this Section 10.1 and Section 10.2, respectively, to the Lender and the Company, respectively, on and as of the Effective Date, any Drawdown Notice Date, any Conversion Closing Date and as of any Interest Payment Date.

10.1	Representations of the Company

10.1.1	Organization

(a)	The Company is a stock corporation (Aktiengesellschaft) duly formed and existing under the laws of Switzerland, and the execution and performance of this Agreement are within its organizational powers, have been duly authorized, are not in contravention of applicable law or its articles of association and do not require the consent or approval of any third party, including any Governmental Authority (except as so provided under this Agreement).

(b)	The Company is, to the extent legally required under applicable Law, duly licensed or qualified to do business in all jurisdictions in which the Company has property or business operations, or the failure to be so licensed or qualified will not materially and adversely affect the Company or its property.

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10.1.2	Conversion Shares, Security Shares and Fee Shares

All Conversion Shares issuable or deliverable hereunder, upon submission by the Lender of a Conversion Notice and payment by Lender to the Company's designated account of the relevant Drawdown Amount (or the relevant portion thereof), will be duly authorized, validly issued, fully paid and non-assessable upon their issuance. The Security Shares and the Fee Shares (if any) have been be duly authorized, validly issued, fully paid and are non-assessable.

10.1.3	Financial Statements

The Company's audited financial statements (standalone and consolidated) for the financial year ended on 31 December 2018 and any subsequent financial year thereafter and falling within the term of this Agreement, has been, or will have been, prepared in accordance with the applicable accounting standards and fairly present, or will fairly present, in accordance with and subject to the applicable accounting standards, the Company's (or the group's, as applicable) financial condition as of the relevant financial year end and the results of operation for the period then ended or ending.

10.1.4	Absence of Conflicting Obligations

The making and execution of the Agreement and compliance with its terms will not

(a)	result in a breach of any of the terms and conditions of any indenture, agreement or instrument to which the Company party or their assets are subject; or

(b)	result in the imposition of any Lien upon any property of the Company pursuant to, or constituting a default under, any indenture or other agreement or instrument to which the Company is party or by which they are bound.

10.1.5	Non-Bank Rules

The Company is and will remain in compliance with the Non Bank Rules during the term of this Agreement. The Lender confirms as of the date of this Agreement and as of the Effective Date that it is considered as 1 (one) creditor only for the purposes of the Non-Bank Rules. There is no breach of this representation if the violation of the Non-Bank Rules results from an incorrect confirmation given by a Lender under this Section with respect to its status. For the purposes of its compliance with the Twenty Non-Bank Rule under this Section 10.1.5, the number of creditors under this Agreement which are not Qualifying Banks shall be deemed to be 5 (five), irrespective of whether or not there are, at any time, any such creditors.

10.1.6	Absence of Material Litigation

The Company is not party to any litigation or administrative proceeding involving an amount in dispute exceeding CHF 500,000, nor is any litigation or administrative proceeding threatened against the Company in writing, which in either case, is likely to be adversely determined and, if so determined, would cause any Material Adverse Change, except as disclosed in writing to the Lender.

10.1.7	Compliance with Applicable Laws

The Company is in compliance with applicable Laws in all material respects. The Company has all material licenses, permits, orders and approvals that are required under any Governmental Authority in connection with their business and properties (the Permits). No notice of any violation has been received with respect of any Permits and no proceeding is pending or has been threatened in writing to terminate, revoke or limit any Permits that would cause a Material Adverse Change.

10.1.8	Full Disclosure

The written material delivered by the Company to the Lender in connection with the transactions contemplated by this Agreement, including the documents as per Section 5, do not contain any statement that is false or misleading as to any material fact and do not omit to state any material fact necessary in order to make the statements therein not false or misleading. As per the initial Drawdown Notice Date, there are no additional facts that Company is aware of that has not been disclosed to the Lender that materially and adversely affects or, so far as Company can reasonably foresee, will materially and adversely affect the Company's financial condition.

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10.2	Representations of the Lender

(a)	The Lender is a "Qualified Institutional Buyer" within the meaning of Rule 144A under the Securities Act.

(b)	The Conversion Shares are being acquired by the Lender in the Lender's own name and for its own account for its own investment purposes;

(c)	The Lender has not made a decision to make available Loans to the Company and will not make any decision to request any Conversion based on any non-public information that is subject to applicable insider Laws pursuant to the Swiss Financial Markets Infrastructure Act and the ordinances promulgated thereunder or any equivalent laws of any other jurisdiction, including the United States.

11.	Covenants

The Company covenants and agrees, in respect of the period from the Effective Date and as long as any of the Obligations remain unpaid:

(a)	It shall at all times have authorized and reserved a number of Shares as conditional share capital (bedingtes Aktienkapital) (Shares issued out of conditional share capital hereinafter the Conditional Shares) or as authorized share capital (genehmigtes Akttenkapital) (Shares issued out of authorized share capital hereinafter the Authorized Shares) or Shares held in treasury (the Treasury Shares) that is sufficient to effect a Conversion of the relevant Drawdown Amount.

(b)	It shall take all action as may be necessary or appropriate, and the Lender shall cooperate as reasonably necessary and appropriate, to ensure that any Conversion Shares are issued or delivered as provided herein on the basis of one of the sources of Shares referred to in Section 11(a).

(c)	It shall comply in all material respects with all applicable Laws and not permit the proceeds of any Loan or any other financial accommodation extended by the Lender to be used in any way that violates any foreign asset control regulations of or other similar laws.

(d)	It shall provide the Lender with written notice of the occurrence (as well as the reasonably likely occurrence) of any of the following events, including reasonable particularity as to the relevant facts and circumstances:

(i)	Any unforeseen event which limits the Company's ability to issue Conversion Shares in accordance with this Agreement;

(ii)	Any Material Adverse Change; and

(iii)	any Event of Default.

(e)	It will promptly provide to Lender with any information regarding the Company, its operation and its financial condition as Lender may reasonably request from the Company, subject to applicable Law prohibiting such disclosure to the Lender or to the Lender only.

(f)	It shall remain in compliance with the Non-Bank Rules during the term of this Agreement. The Lender confirms as of the date of this Agreement and as of the Effective Date that it is considered as one (1) creditor only for the purposes of the Non-Bank Rules. There is no breach of this covenant if the violation of the Non-Bank Rules results from an incorrect confirmation given by the Lender under this Section with respect to its status. For the purposes of its compliance with the Twenty Non-Bank Rule under this Section 11(f), the number of creditors under this Agreement which are not Qualifying Banks shall be deemed to be five (5), irrespective of whether or not there are, at any time, any such creditors

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(g)	The Company will, and the Company will cause the other Group Companies to:

(i)	use the proceeds of the Loan only as provided for in Section 3.

(ii)	do all reasonable things necessary to preserve and keep in full force and effect their corporate existences; and

(iii)	refrain from disclosing, and shall cause its officers, directors, employees, advisors and agents to refrain from disclosing, any material non-public information to the Lender without also disseminating such information to the public.

12.	Fee

(a)	As consideration for the grant of this Facility and as consideration for the Lender providing services and advice to the Company and its subsidiaries on strategic initiatives in China and other Asian markets, such as (i) through the identification and introduction of, and the arrangement of meetings with, potential partners with expertise, experience and a good reputation in cybersecurity product development, marketing and distribution for potential partnership, licensing, joint venture and strategic investments in the Company or (ii) through the introduction of financial investors in Asia, the Company shall pay to the Lender a fee in the amount of the CHF equivalent of [***] Class B Shares (determined on the basis of the VVVAP on the SIX during the [***] Trading Days immediately preceding the date of this Agreement) (the Fee), such fee at the election of the Company payable in cash or through the issuance or delivery of [***] Class B Shares (such Shares the Fee Shares) in accordance with Section 5 and Section 11(b

(b)	If the Company elects to deliver or issue Fee Shares to satisfy its obligation to pay the Fee, the Company shall transfer immediately after the date hereof the total number of Fee Shares to a depository account as designated by the Lender (the Fee Share Account). In order to ease downwards pressure on the price of the Shares in view of the current limited trading volume of the Shares on the Principal Market, the Lender undertakes that:

(i)	in each month during the Commitment Period it will engage in trading activities only with respect to 1/24th of the total number of Fee Shares, whereby it shall be agreed between the Parties that any 1/24th of the total number of Fee Shares (or any portion thereof, including any fractions of Fee Shares, the aggregate of which amounts to a full number of Fee Shares) with respect to which trading activities by the Lender in a particular month during the Commitment Period would have been permissible but with respect to which the Lender has not engaged in trading activities (any such portion of Fee Shares not used by the Lender for trading activities permissible hereunder during a month the Carry Over Fee Shares), the Lender shall be entitled to use any such Carry Over Fee Shares during any of the subsequent months during the Commitment Period cumulatively to the 1/24th of the total number of Fee Shares otherwise reserved to any such subsequent month, provided, however, that in no event shall the Lender engage in any trading activities with respect to more than 1/8th of the total number of Fee Shares; and

(ii)	promptly upon engaging in any such trading activities, it will disclose to the Company particulars of such trading activity. The Parties agree that if the trading volume in the Shares on the Principal Market should significantly increase as compared to the date hereof, the Parties shall discuss in good faith a reasonable increase in the number of Shares to be sellable by the Lender.

(c)	The Fee (or the related number of Fee Shares to be delivered) will be reduced accordingly for any Legal Fee, before VAT, paid by the Company exceeding CHF 25,000.

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13.	Security Shares

(a)	Prior to the initial Drawdown, the Company must have delivered to the Lender and the Lender must have received (by crediting the depository account of the Lender (as designated by the Lender) 300,000 Shares admitted to listing and trading in accordance with the applicable Admission Regulations (the Security Shares) for purposes of this Section 12

(b)	Subject to Section 12(c)and Section 12(d) no later than two (2) Business Days after the end of the Commitment Period, the Lender must transfer the full number of Security Shares (but, to the extent the Lender has used Security Shares for trading, subject to and in compliance with the applicable Trading Limitations, not necessarily the identical Security Shares as received under Section 12(a) to the Company or the Company's designee, upon the transfer of which the Lender shall be deemed to have fulfilled all its obligations to the Company in relation to the Security Shares.

(c)	Whenever the Company is obliged to issue or deliver Conversion Shares to the Lender under the terms of this Agreement, the Company may by mutual agreement with the Lender:

(i)	not issue or deliver an agreed number of Conversion Shares (the Agreed Number) to the Lender;

(ii)	reduce the number of Security Shares by the Agreed Number; and

(iii)	provided that such Security Shares to be used as Conversion Shares are otherwise equal in any respects to Conversion Shares, be deemed to have satisfied the obligation to issue a number of Conversion Shares equal to the Agreed Number to the Lender for the purposes of Conversion pursuant to the terms of this Agreement (any Security Shares so used hereinafter the Mutually Agreed Substituted Conversion Shares).

(d)	Whenever the Company is obliged to issue or deliver Conversion Shares to the Lender under the terms of this Agreement, and fails to do so when due, the Lender may, by written notice to the Company (the Substitution Notice), reduce the number of Security Shares by a number of Security Shares less than or equal to the number of Conversion Shares that the Company has failed to issue or deliver when due, and upon the Lender doing so, the Company, to the extent such Security Shares to be used as Conversion Shares (hereinafter the Default Substituted Conversion Shares, and together with the Mutually Agreed Substituted Conversion Shares, the Substituted Conversion Shares) are otherwise equal in any respects to Conversion Shares, will be deemed to have satisfied the obligation to issue or deliver the Conversion Shares for the purposes of Conversion pursuant to the terms of this Agreement to the extent of the number of Security Shares specified in the aforementioned written notice of the Lender.

(e)	If the Lender at any time uses Substituted Conversion Shares for Conversion purposes in accordance and compliance with the terms and conditions of Section 13(c) and Section 13(d), respectively, the Company shall be required to deliver (the Top-up Obligation) to the Lender (by crediting the depository account designated by the Lender), within 15 (fifteen) Trading Days after (i), in case of Mutually Agreed Substituted Conversion Shares, the mutual agreement between the Parties as per Section 12(c), and (ii) in case of Default Substituted Conversion Shares, after receipt by the Company of the Substitution Notice, such number of Shares qualifying as Security Shares, subject to the terms and conditions of this Section 13, as is necessary to make up any difference between (x) 300.000 and (y) the number of Substituted Conversion Shares used by the Lender Shares for Conversion purposes in accordance and compliance with the terms and conditions of Section 13(c) and Section 12(d), respectively.

14.	Defaults

If any one or more of the following events (each an Event of Default) occurs (subject to any stated cure periods), then at the Lender's option as communicated to the Company, any Loan outstanding, together with accrued and unpaid interest thereon (as required to be paid) under this Agreement, will immediately become due and payable in full, without further notice of any kind, notwithstanding anything contained to the contrary in this Agreement or in any other agreement, note or document:

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(a)	The Company fails to pay:

(i)	interest owed pursuant to the terms of this Agreement within five (5) Business Days or, if the failure to pay is caused by administrative or technical error, seven (7) Business Days of the interest Payment Date; and

(ii)	Expenses within five (5) Business Days or, if the failure to pay is caused by administrative or technical error, seven (7) Business Days of the date due. Expenses shall be due fifteen (15) Business Days after the Lender provides an invoice to the Company or a written request for payment of the amount due and documents evidencing the Expenses

(b)	A default in the performance or observance of any term, condition or covenant in this Agreement made or given by the Company to Lender required to be observed or performed by the Company that is not cured within twenty (20) Business Days of the earlier of (i) the Lender giving notice to the Company or (ii) the Company becoming aware of the non-performance or non-observance.

(c)	Any representation made by the Company in the Agreement proves to have been materially inaccurate as at the time when made or given.

(d)	Any material intentional misstatement in the Drawdown Notice;

(e)	An Insolvency Event occurs with respect to the Company;

(f)	A suspension from trading of the Shares on the Principal Market for a period of twenty (20) consecutive Trading Days or for more than an aggregate of twenty (20) Trading Days other than due to factors solely within the control or due to acts of the Lender,

(g)	The delisting of the Shares on the Principal Market or the announcement of the intent or the filing of an application to delist the Shares by the Company on the Principal Market (except if the Company, at the time of the delisting, lists or has already listed its Shares on another stock exchange, provided however that all the transactions under this Agreement may still be legally performed at such other venue without there being any restrictions beyond those existing in Switzerland or the United States); or

(h)	A Material Adverse Event has occurred.

15.	Remedies on Occurrence of an Event of Default

15.1	Right and Remedies

Upon the occurrence and during the continuation of an Event of Default after any applicable cure period or grace period has lapsed, the Lender shall have all rights and remedies provided by law and under this Agreement. All rights and remedies are cumulative.

15.2	No Waiver

No delay on the part of Lender in exercising any right, power or privilege under this Agreement will operate as a waiver, nor will any single or partial exercise of any right, power or privilege under this Agreement or otherwise, preclude other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.

15.3	No Set-off

Except as expressly stated otherwise herein, including, for the avoidance of doubt, as part of a Conversion, none of the Parties shall be entitled to set off any of its claims it may have against the other Party against, or otherwise withhold the proper payment of, any amount payable by it hereunder, regardless of whether such claim or such right to withhold payment has arisen under or in connection with this Agreement or otherwise; provided, however, that the Lender has the right, without prior written notice to the Company (any required notice being expressly waived by the Company to the extent permitted by applicable law) upon the occurrence of any Event of Default and so long as an Event of Default is continuing, to set off and apply against any obligations, whether matured or unmatured, of the Company to the Lender, any amount owing by the Lender to the Company, provided, further, however, that in no event may the Lender declare a set off with respect to a particular Drawdown Amount if it has elected to give a Conversion Notice with respect to such particular Drawdown Amount.

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16.	Tax Gross-Up and Indemnities

16.1	Tax Gross-Up

(a)	All payments by the Company must be made free and clear of and without deduction for any and all present or future taxes, levies, imposts. deductions, charges or withholdings, and all liabilities with respect thereto.

(b)	If any Party is required by law to deduct any non-excluded taxes from any sum payable by such Party (i) the amount payable will be increased as may be necessary so that after the Party and the Lender have made all required deductions (including deductions applicable to additional sums payable under this Section 16.1(b)) the Lender receives an amount equal to the sum it would have received had no such deductions been made, and (ii) the Party will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. The Company will indemnify the Lender for and hold it harmless against the full amount of taxes of any kind imposed by any jurisdiction, imposed on or paid by Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 10 (ten) Trading Days from the date the Lender makes written demand therefor.

(c)	A payment shall not be increased under paragraph (b) above by reason of Swiss Withholding Tax with respect to the Lender, if an Event of Default has not occurred or is continuing and the Non-Bank Rules would not have been violated if.

(i)	such Lender, in relation to which the Company makes the payment, was a Qualifying Bank but on that date that Lender is not or has ceased to be a Qualifying Bank other than as a result of any change of law after the date it became a Lender under the Agreement;

(ii)	such Lender, in relation to which the Company makes the payment, would be considered as one (1) creditor only for the purposes of the Non-Bank Rules but on that date that Lender is not or has ceased to be classified as one creditor only for the purposes of the Non-Bank Rules other than as a result of any change of law after the date it became a Lender under the Agreement; or

(iii)	such Lender, in relation to which the Company makes the payment, had complied with its obligations in accordance with Section 18.2; or

(iv)	the Lenders would have complied with their obligations in accordance with Section 18.2 and the Lender, in relation to which the Swiss Company makes the payment, became a Lender as a result of such breach of Section 18.2.

16.2	Tax Indemnity

The Company will (i) pay all present or future stamp, documentary, excise, property, transfer and other similar taxes (together in each case with interest and penalties, if any) payable or determined to be payable in connection with the execution and delivery of this Agreement and any payment made hereunder and (ii) hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, taxes any Party is obligated to pay under this Agreement or otherwise.

17.	Trading Limitations Disclosure of Trading Activities

(a)	With respect to the Security Shares, the Lender undertakes that it will not trade any of such Security Shares, except during an Initial Conversion Period or the Subsequent Conversion Period, during which the Lender shall be free to trade in any Security Shares, in each case without prejudice to the Lender's obligations pursuant to Section 13(b) and in compliance with any limitations applicable to the Lender, including as a result of the Conversion Shares constituting "Restricted Securities" (as such term is defined under the Securities Act.

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(b)	At the request of the Company, the Lender must disclose to the Company any of its trading activities in the Shares.

18.	General Term

18.1	Expenses; Confidentiality

(a)	The Company shall pay the Expenses

(b)	The Company's obligation to pay the Expenses provided for in this Section 17 (Expenses; Confidentiality) form part of the Obligations.

18.2	Assignments and Transfers

Neither Party may assign and/or transfer any of its rights and/or obligations under the Agreement or the Agreement without the prior written consent of the other Party. The Company will withhold its consent if, following such assignment or transfer, either the Ten Non-Bank Rule or the Twenty Non-Bank Rule would be violated.

18.3	Exposure Transfers

Subject to Section 18.2, no Lender shall enter into any arrangement with another person under which such Lender substantially transfers its exposure under this Agreement to that other person, unless under such arrangement throughout the life of such arrangement:

(a)	the relationship between the Lender and that other person is that of a debtor and creditor (including in the bankruptcy or similar event of the Lender or an Obligor);

(b)	the other person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement; and

(c)	the other person will under no circumstances (other than permitted transfers and assignments under Section 18.2) (y) be subrogated to, or substituted in respect of, the Lender's claims under this Agreement; and (z) have otherwise any contractual relationship with, or rights against, the Company under or in relation to this Agreement.

18.4	Exculpation and Indemnity

(a)	The Lender shall not be liable for any loss or damage suffered by the Company by reason of Lender taking any action permitted by this Agreement, except in case of a breach by the Lender of any of its obligations hereunder by willful misconduct (Absicht) or gross negligence (grobe Fahriassigkeit) on the part of Lender (or any officer, employee, agent or delegate of, or appointed by, Lender for which it is responsible pursuant to mandatory applicable law) as determined by a court of competent jurisdiction by final and non-appealable judgement.

(b)	The Company shall fully release, discharge and indemnify the Lender and any delegate and auxiliary person of the Lender and keep each of them fully harmless for any claims raised or brought against them in connection with this Agreement, save in respect of loss or damage suffered as a result of any breach by the Lender of any of the obligations hereunder or the willful misconduct (Absicht) or gross negligence (grobe Fahrlassigkeit) on the part of Lender (or any officer, employee, agent or delegate of, or appointed by, the Lender for it is responsible pursuant to mandatory applicable law) as determined by a court of competent jurisdiction by final and non-appealable judgement.

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18.5	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of a Party, any right, or remedy under the Agreement shall operate as a waiver of any such right or remedy or constitute an election to affirm the Agreement. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Agreement are cumulative and not exclusive of any rights or remedies provided by law.

18.6	Amendments and Waivers

Any amendment or waiver of this Agreement or any provision of this Agreement (including this Section 18.6) shall only be binding if agreed in writing by the Parties.

18.7	Counterparts; Electronic Transmission

This Agreement may be executed and delivered by each Party in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same Agreement. This Agreement and any other transaction document relating to this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, electronic signature or e-signature (irrespective of whether the relevant electronic signature or e-signature has been issued by a provider recognized or accredited under applicable Law or not) or other electronic transmission (e.g., email delivery in .pdf format or similar format), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

18.8	Notices

(a)	All notices or other communications to be given under or in connection with this Agreement, including but not limited to any Drawdown Notice or any Conversion Notice, shall be in writing and delivered by hand or sent (postage prepaid) by registered, certified or express post (return receipt requested), courier, facsimile or by electronic transmission in pdf format or similar format as follows:

if to the Company: with a copy to:

WISeKey International Holding Ltd

Attn.: Peter Ward, Chief Financial Officer

General-Guisan-Strasse 6, CH-6300 Zug, Switzerland

Email: pward@wisekey.com

Fax: +41 22 594 3001

Homburger AG

Attn.: David Oser

Prime Tower

Hardstrasse 201, CH-8005 Zurich, Switzerland

Email: david.oser@homburgerch

Fax: +41 43 222 15 00

if to the Lender	Long State Investment Limited
Attn.: Philip Ho, Mike Holland and Jessie Chen

If by courier:	157 Columbus Avenue, 4th Floor, New York,
NY 10023, USA
Email: philip@longstateinvestment.com,
mhollandglongstateinvestment.corn and
jchen@longstate.com
Fax: +1-801-659-3309

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with a copy to:	Walder Wyss AG
Attn.: Alex Nikitine
Seefeldstrasse 123, CH-8008 Zurich, Switzerland
Email: alex.nikitine@walderwyss.com
Fax. +41 58 658 59 59

(b)	Notices delivered by hand shall be deemed delivered when actually delivered. Notices given by post or courier shall be deemed delivered on the second (2nd) Business Day after posting or couriering them or in the case of airmail/air-courier on the fifth (5th) Business Day after posting or couriering them (except if delivery is promised by the post or the courier at a later date, then such notices shall be deemed delivered on the date that delivery is promised). Notices given by facsimile shall be deemed given on the date of receipt (if a Business Day), otherwise the first Business Day following receipt. Notices given by electronic submission shall be deemed to be received at the time confirmation that the electronic submission has been received by the recipient is received by the sender. Irrespective of the foregoing, with respect to any Drawdown Notice, such Drawdown Notice shall be deemed delivered on the applicable Business Day if and to the extent it is received (actually or, if by electronic submission, as confirmed to the Company) by the Lender on such Business Day prior to or at 9 a.m. New York time, and if received (actually or, if by electronic submission, as confirmed to the Company) by the Lender after 9 a.m. New York time, on the next Business Day.

18.9	Severability

If any part or provision of this Agreement or the application of any such part or provision to any Person or circumstance shall be held to be invalid, illegal or unenforceable in any respect by any competent arbitral tribunal, court, governmental or administrative authority, (a) such invalidity, illegality or unenforceability shall not affect any other part or provision of this Agreement or the application of such part or provision to any other Persons or circumstances, and (b) the Parties shall endeavour to negotiate a substitute provision that best reflects the economic intentions of the Parties without being invalid, illegal or unenforceable, and shall execute all agreements and documents required in this connection. For the avoidance of doubt, this Section 18.9 is not intended to modify or abrogate the authority of the competent court to replace an invalid provision of this Agreement in accordance with Swiss Law

18.10	Payment Mechanics

(a)	On each date on which a Party is required to make a payment under this Agreement, such Party shall make the same available for value on the due date at the time and in such funds specified by other Party as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Any payment which is due to be made on a day that is not a Business Day shall be made (i) on the next Business Day in the same calendar month, if there is one, or (ii) if there is not, on the immediately preceding Business Day.

(c)	During any extension of the due date for payment of any principal under th s Agreement interest is payable on the principal at the rate payable on the original due date_

18.11	Confidentiality

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone other than its agents, Affiliates, and counsel, as it remains non-public, save to the extent required by law, regulation, administrative or court order.

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18.12	Governing Law and Jurisdiction

(a)	This Agreement shall in all respects be governed by and construed in accordance with the substantive laws of Switzerland, to the exclusion of conflict of law rules that would cause the application of a law other than Swiss law.

(b)	Each Party submits to the exclusive jurisdiction of the competent courts of the city of Zurich, Switzerland.

[signatures on the next page]

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Executed as of the date written on the cover page to this Agreement.

Long State Investment Limited

/s/ Jessie Chen		/s/ Philip Ho
Name:	Jessie Chen	Name:	Philip Ho
Title:	Director – LSI Advisors Ltd.	Title:	Director – LSI Advisors Ltd.
	On behalf of Long State Investment Ltd.		On behalf of Long State Investment Ltd.

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Executed as of the date written on the cover page to this Agreement.

WISeKey International Holding Ltd

/s/ Carlos Moreira		/s/ Peter Ward
Name:	Carlos Moreira	Name:	Peter Ward
Title:	Chief Executive Officer	Title:	Chief Financial Officer

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Schedule 1 I Definitions and Interpretation

1.	Definitions

a.	Terms in capital letters used in this Agreement shall have the meaning assigned to such term on the page referenced below:

Agreed Number	15	interest Rate	9
Authorized Shares	13	Lender	1
Carry Over Fee Shares	14	Loan	4
Class B Shares	32	Loans	4
Commitment Period	4	Maximum Commitment	4
Company	1	Maximum Drawdown Amount	28
Conditional Shares	13	Mutually Agreed Substituted Conversion
Conversion Closing Date	7	Shares	15
Conversion Shares	6	Objections	6
Converted Amount	36	Parties	1
Convertible Instrument	36	Party	1
Default Substituted Conversion		Permits	12
Shares	16	PIK Interest	9
Drawdown	4	Relevant Shares	8
Drawdown Date	5	Securities Act	8
Drawdown Notice Date	4	Security Shares	15
Event of Default	16	Substituted Conversion Shares	16
Fee	14	Substitution Notice	16
Fee Share Account	14	Top-up Obligation	16
Fee Shares	14	Treasury Shares	13
Interest Payment Date	9	Voluntary Cash Repayment	9

b.	The following capitalized terms shall have the following meaning throughout this Agreement:

Admission Regulations shall mean the applicable laws and regulations, including as promulgated by the Principal Market, regarding admission to listing and trading of Conversion Shares.

ADS shall mean American Depositary Shares representing the Class B Shares.

Affiliate means with respect to any entity, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the applicable entity.

Agreement means this Credit Facility Agreement, as amended from time to time, including its Schedules and Annexes.

Business Day means a day when banks in Switzerland are open for general banking business (other than over the internet only):

CHF means Swiss francs, the lawful currency of Switzerland.

Claims means any demand, claim, action or cause of action, damage, liability, loss, cost, debt, expense, obligation, tax, assessment, charge, lawsuit, contract, agreement or undertaking, of any kind or nature, whether known or unknown, fixed, actual, accrued or contingent, liquidated or unliquidated (including interest, penalties, attorneys' fees and other costs and expenses incident to proceedings or investigations relating to, or the defense of, any of the foregoing), whether or not litigation has commenced.

Closing Bid Price shall mean, with respect to Shares as of any date, the last closing bid price for such Shares on the Principal Market as reported by Bloomberg.

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Commission shall mean an amount equal to 2.5% of the Drawdown.

Commitment Period shall have the meaning set forth in Section 2.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. Controlling and Controlled have correlative meanings.

Confidential Information means all information relating to the Company or any of its Affiliates which Lender receives from the Company or any of its Affiliates (whether prior to or after the date hereof) but does not include information which (i) prior to delivery of such information to the Lender was already in the possession of Lender from sources other than the Company or its Affiliates without confidentiality undertaking on the part of the Lender or the source from which the Lender has received such information, (ii) was or becomes generally available to the public other than as a result of disclosure by the Lender, (iii) becomes available to the Lender on a non-confidential basis from a source other than the Company or its Affiliates, provided that Lender was not aware that such source is bound by a confidentiality agreement with, or obligation of secrecy to, the Company or any of its Affiliates or (iv) was or is independently developed by Lender without recourse to Confidential Information.

Conversion shall mean the conversion of (i) a Drawdown Amount, (ii) a portion thereof or (iii) any Loan, including interest accrued thereon, that remains outstanding after the Initial Conversion Period and is not being repaid by the Company in accordance with Section 8.3, into Shares at the Conversion Price, in each case in accordance with the relevant provision in Section 7.

Conversion Notice shall refer to the notice in the form as set out in Schedule 7(a)

Conversion Price shall be 95% of the higher of (i) the Market Price and (ii) the Minimum Conversion Price.

Default means an event or occurrence that with the passage of time or the giving of notice will be an Event of Default.

Drawdown Amount shall mean any amount in CHF up to CHF 500,000, as specified by the Company in its sole and exclusive discretion; provided, however, that subject to the prior written consent of the Lender, the Drawdown Amount may be up to CHF 2,500,000 (the Maximum Drawdown Amount), and provided, further, that in no event shall the Drawdown Amounts pursuant to Drawdown Notices delivered to the Lender during the Drawdown Period when aggregated with each other exceed the Maximum Commitment.

Drawdown Notice means the notice substantially in the form as set out in Schedule 4(a), specifying the Drawdown Amount (subject to the Maximum Drawdown Amount (unless otherwise agreed between the Parties)) and the Minimum Conversion Price if the Conversion Price is below CHF 1.80.

Drawdown Reduction shall mean, in the event of a Conversion Notice, as elected by the Lender, a reduction of the Drawdown Amount by up to 5% for each Trading Day during the Initial Conversion Period or the Subsequent Conversion Period on which (1) the Share is subject to trading halt or suspension in the Principal Market, or (ii) the VVVAP is equal to or below the Minimum Conversion Price, except in the event that the Company indicates to the Lender and the Lender agrees on or before the end of the Initial Conversion Period or the Subsequent Conversion Period that it waives the Minimum Conversion Price.

Drawdown Restriction Period shall mean:

(a)	any time when any Conversion Shares to be issued or delivered to the Lender pursuant to Section 7 have not been admitted to listing and trading in accordance with the applicable Admission Regulations;

(b)	any time when a prior Conversion Notice has been delivered by the Lender to the Company and any Conversion Shares that may be required to be issued or delivered to the Lender pursuant to the Conversion Notice and in accordance with this Agreement have not been received by the Lender and not been admitted to listing and trading in accordance with the applicable Admission Regulations;

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(c)	any time during which Conversion into Conversion Shares is prohibited under applicable regulatory restrictions, including based on insider laws and regulations;

(d)	any time during an Initial Conversion Period or the Subsequent Conversion Period.

Effective Date means the date on which the Parties have agreed on, and executed, a binding agreement to the effect that the Lender or one of its Affiliates will invest approximately USD 1,000,000 in the Company against issuance of new Class B Shares at an issue price of USD 2.64 per Class B Share for purposes of funding an Asian joint venture business of the Company.

Expenses means the non-accountable expense allowance payable by the Company to the Lender in the amount of CHF 10,000.

Facility means the convertible term loan facility made available under this Agreement as described in Section 2.

Governmental Authority means any nation or government, and any political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any court, tribunal or arbitrator(s) of competent jurisdiction.

Governmental Orders means any order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

Guidelines means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt S-02.123 vom 22 September 1986 betreffend Zinsen von Bankguthaben, deren Glaubiger Banken rind (Interbankguthaben)), guideline S 02.132 in relation to issuance stamp duty on fixed deposits of 1 April 1993 (Merkblatt S-02.132 vom 1. April 1993 betreffend Emissionsabgabe auf Festgeldanlagen bei inlandischen Banken), guideline S-02.130.1 in relation to accounts receivables of Swiss debtors of April 1999 (Merkblatt S-02.130.1 vom April 1999 Geldmarktpapiere und Buchforderungen inlandischer Schuidner), circular letter no. 34 in relation to customer credit balances of 26 July 2011 (Kreisschreiben Nr. 34 vom 26. Juli 2011 betreffend Kundenguthaben), and the circular letter no. 15 in relation to bonds and derivatives of 3 October 2017 (Kreis-schreiben Nr. 15 vom 3. Oktober 2017 betreffend Obligationen und derivative Finanzin-strumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer sowie der Stempelabgaben), circular letter No. 46 of 24 July 2019 (1-046-DVS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 betreffend steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen vom 24. Juli 2019) and circular letter No. 47 of 25 July 2019 (1 -047-DVS-2019) in relation to bonds (Kreisschreiben Nr. 47 betreffend Obligationen vom 25. Juli 2019), all as issued, and as amended from time to time, by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time, including the established practice of the Swiss Federal Tax Administration.

Indebtedness means any indebtedness for or in respect of

(a)	any monies borrowed pursuant to one or more credit facility agreements or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(b)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraph (a) above,

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it being understood that any amount calculated under this definition may only be counted once, even if an item may qualify under various paragraphs.

Initial Conversion Period shall mean the period commencing on the Trading Day following the Drawdown Notice Date and ending on the date that is the 21st Trading Days after the Drawdown Notice Date.

Insolvency Event means, with respect to any Person, that such Person. (a) becomes insolvent; (b) is unable, or admits in writing its inability, to pay debts as they generally mature; (c) makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; (d) files on its behalf or consents to an Insolvency Proceeding; (e) has an Insolvency Proceeding filed or instituted against it that is not stayed or dismissed within 60 days after it is filed or instituted, (f) applies to a court for the appointment of a receiver, trustee or custodian for any of its assets; (g) has a receiver, trustee or custodian appointed for any of its assets (with or without its consent), or (h) commences a self-liquidation of its assets.

Insolvency Proceeding means any of the following events:

(a)	any corporate action, legal proceedings or other procedure or step exists or is taken in relation to, or threatened that could result in:

(i)	bankruptcy, insolvency, suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any such Swiss entity;

(ii)	a composition or assignment;

(iii)	an arrangement with any creditor of such Swiss entity. or

(b)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any such Swiss entity or such entity's assets.

Law shall mean any statute, law, subordinate legislation, constitutional provision, code, regulation, ordinance, instrument, bylaw, rule, judgment, decision, order, writ, injunction, decree, permit, concession, grant, directive, binding guideline or policy, requirement of, or other governmental restriction of or determination by, any Governmental Authority or any official interpretation of any of the foregoing by any Governmental Authority.

Legal Fees means the fees, expenses and costs incurred by Lender for its legal counsel in connection with establishing and negotiating this Agreement.

Lien means any lien, charge, mortgage, security interest, pledge or other encumbrance on any property or interests in property of the Company.

Market Price shall mean the average of the [***] VWAP of the Shares during, in the case of Section 7(a), the Initial Conversion Period or, in the event of Section 7(b), the Subsequent Conversion Period.

Material Adverse Change shall mean an event, change or occurrence of a fact that has a material adverse effect on (i) the business, assets or financial condition of the Company, (ii) the ability of the Company to perform or observe the obligations under this Agreement, or (iii) the material rights and remedies available to the Lender under this Agreement.

Minimum Conversion Price shall be [***].

Non-Bank Rules means the Ten Non-Bank Rule and the Twenty Non-Bank Rule.

Non-Qualifying Bank means a person other than a Qualifying Bank.

Obligations means all obligations owing by the Company to the Lender for the payment of monies pursuant to the Agreement, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Expenses which the Company is required to pay or reimburse pursuant to the Agreement.

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Person means any individual, trustee, sole proprietorship, partnership (general or limited), joint venture, trust, unincorporated organization, association, corporation, limited liability company, limited liability partnership and other entity or any Governmental Authority.

Prepayment End Date shall mean the date that is twenty-one (21) Trading Days prior to the end of the Commitment Period

Principal Market means the International Reporting Standard of the SIX or any other stock exchange on which the Shares are listed, registered, or traded, as applicable.

Qualifying Bank means a Person which (a) effectively conducts banking activities with its own infrastructure and staff as its principal purpose and (b) which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all in accordance with the Guidelines.

Shares shall mean the registered shares of the Company, par value of CHF 0.05 each (the Class B Shares).

SIX shall mean SIX Swiss Exchange Ltd and the stock exchange operated by it. If, at any time in the future, the Securities are primarily listed on a stock exchange other than SIX, any provision making reference to SIX shall be read as making reference to such other stock exchange, provided however that all the transactions under this Agreement may still be legally performed without there being any restrictions beyond those existing in Switzerland.

Subsequent Conversion Period shall mean the period commencing twenty (20) Trading Days prior to the end of the Commitment Period.

Swiss Federal Tax Administration means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

Swiss Withholding Tax means taxes imposed under the Swiss Withholding Tax Act.

Swiss Withholding Tax Act means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz Ober die Verrechnungssteuer), together with the related or dinances, regulations and guidelines, all as amended and applicable from time to time.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature, including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same or any addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Authority, whether current or deferred, and whether disputed or not.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under this Agreement.

Ten Non-Bank Rule means the rule that the aggregate number of creditors, other than Qualifying Banks under this Agreement must not at any time exceed ten (10), all in accordance within the meaning of the Guidelines.

Trading Day means any day during which the Principal Market is open for business. Trading Limitations means the trading limitations referred to in Section 17.

Twenty Non-Bank Rule means the rule that the aggregate number of creditors, other than Qualifying Banks, of the Company, under all outstanding written debt instruments relevant for classification as a cash debenture (Kassenobligation), such as loans, notes, facilities and/or private placements must not at any time exceed twenty (20), all in accordance within the meaning of the Guidelines

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VWAP means, as of any date, the daily CHF volume-weighted average price per Share, as reported by Bloomberg displayed under the ticker symbol "WINN SW", through its "Historical Price Table Screen (HP)" with "Market: Weighted Ave" function selected, provided that a comparable publication may be agreed between the Parties in the event that Bloomberg ceases publication of such price during the term of this Agreement.

Interpretation

c.	The words "hereof", "herein" and "hereunder," and words of similar import, when used bn this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Annex references are to this Agreement unless otherwise specified.

(i)	The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(ii)	All Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement, as if set forth in full herein

(iii)	Any capitalized term used in any Annex or Schedule hereto, but not defined therein, shall have the meaning assigned to it in this Agreement.

(iv)	Whenever the words "include," "includes", "including" or "in particular" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

(v)	References to "or" shall be deemed to be disjunctive but not necessarily exclusive (i.e., unless the context dictates otherwise, "or" shall be interpreted to mean "and/or" rather than "either/or"). The words "other" and "otherwise" are not to be construed as being limited by any words preceding them.

(vi)	If a period of time is specified and dates from a given day or the day of an act or event, it shall (unless expressly otherwise stated in this Agreement), be calculated excluding that day and a reference to a time of day is (unless this Agreement expressly states otherwise) a reference to the time in Switzerland.

(vii)	If provisions in this Agreement include English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and/or italics, the respective German terms alone and not the English terms shall be authoritative for the interpretation of the respective provisions.

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Schedule 4(a): Form of Drawdown Notice

[Drawdown Notice Date]

To:

[■]

Drawdown Notice

Ladies and Gentlemen:

This is a Drawdown Notice given pursuant to Section 4(a) of the Credit Facility Agreement.

Details of the Drawdown:
Amount- CHF

Minimum Conversion Price in the Event of a Conversion by the Lender:

CHF

Thank you for your attention to this matter.

Yours sincerely,

WISeKey International Holding Ltd

Name:
Title:

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Schedule 5 | Documents to be Delivered on the Date of the Initial Drawdown

1.	A copy of a resolution of the board of directors of the Company (a) approving the terms of the Agreement and resolving that the Company executes, delivers and performs the Agreement and (b) authorizing a specified person or persons to execute the Agreement on behalf of the Company;

2.	A copy of the ad hoc announcement of the Company regarding the entry into this Agreement by the Company;

3.	Audited consolidated financial statements of the Company and its group for the financial year 2018;

4.	A counterpart copy of this Agreement, duly executed by an authorized signatory of the Company;

5.	A signature specimen of the persons authorized to execute this Agreement, any Drawdown Notice and any other notification under the terms of this Agreement;

6.	A certified copy of the articles of association of the Company dating back no more than ten (10) Business Days before the date of execution of this Agreement;

7.	Evidence as to the effective payment to the Lender of the Legal Fees and Expenses;

8.	Evidence as to the payment of the Fee (at the election of the Company, by payment in cash or through delivery of the Fee Shares, subject to the terms and conditions of Section 12), it being understood that any payment by the Company of Legal Fees in excess of CHF 25,000 shall entitle the Company to reduce the Fee accordingly; and

9.	Evidence that the Fee Shares (if any) have been admitted to trading and listing pursuant to the Admission Regulations.

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Schedule 7(a) | Form of Conversion Notice

To:

WISeKey International Holding Ltd (by email)

Copy to: [name of relevant bank]

Date: [■]

Conversion Request / Exercise Notice

Ladies and Gentlemen:

The undersigned is the holder of a convertible instrument (the Convertible Instrument) granted to it by the Lender on [■], 2019 pursuant to the terms of the Credit Facility Agreement (the Agreement), such Convertible Instrument representing the right of the Lender to purchase and receive from the Company, and the obligation of the Company to issue to the Lender, a specified number of registered shares, par value CHF 0.05 (the Class B Shares), at an issue price per Class B Share corresponding to the Conversion Price of CHF by way of payment in the form of a wire-transfer of the Drawdown Amount (or the portion thereof designated by the Lender to be Converted) corresponding to CHF [■]. A copy of the Convertible Instrument as included in the Agreement is attached hereto as Annex A.

Capitalized terms shall have the meaning set forth in the Agreement.

[We refer to the conditional share capital of the Company pursuant to article 4b of the Articles of Association of the Company and hereby exercise the right to Conversion pursuant to Section 7 of the Agreement in respect of [a portion of] the Drawdown Amount, corresponding to CHF (the Converted Amount).]

The newly issued Class B Shares shall be delivered to the following depository account of the Lender: ________________

Yours sincerely

Long State Investment Limited

___________________________
Name:
Title: